Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION ANNOUNCES

THE HALTING OF TRADING OF ITS SHARES BY

THE AMERICAN STOCK EXCHANGE

Greenwich, CT – June 23, 2005 – Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that the American Stock Exchange halted trading of the Company’s shares on June 22, 2005 due to a marked increase in the trading price and a higher than average trading volume of the shares.  The Company knows of no corporate reason for such volatility of its stock.

As the Company announced on June 7, 2005, the Board of Directors, upon the recommendation of the Special Committee of the Board of Directors, has switched to a formal sale process for the Company and has retained UBS Securities LLC to conduct the process.  As the Company announced on June 13, 2005, the Company received a revised offer from Robert J. Bossart, Jonathan R. Wagner, Richard T. Kurth and certain other current and former members of the senior management team of CompManagement, Inc., along with their other equity partners, to acquire all of the outstanding capital stock of the Company at a price of $13.00 per share and referred such offer to UBS Securities LLC for consideration in connection with the formal sale process.  As the Company also announced on June 13, 2005, the Company does not intend to make any further announcements regarding the receipt of future offers.  In addition, the Company does not intend to update the market with respect to any further developments relating to the formal sale process until it is appropriate to do so.

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast, Southwest and Midwest.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the Company’s ability to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Form 10-Q for the quarter ended March 31, 2005, the Company’s ability to regain compliance with the AMEX’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.